Exhibit 99.1

Media Contact:	Investor Contact:
Mark Plungy	Scott Wylie
Senior Manager, Public Relations	Vice President, Investor Relations
(408) 544-6397	(408) 544-6996
newsroom@altera.com	swylie@altera.com

Ronald Pasek Joins Altera as

Chief Financial Officer

San Jose, Calif., December 21, 2009—Altera Corporation (NASDAQ: ALTR) today announced that Ronald J. Pasek, a 19-year veteran of Sun Microsystems, joins the company as senior vice president and chief financial officer. Pasek will report to John Daane, Altera’s chairman, president and CEO.

“Ron brings a wealth of experience from one of the pioneers in the technology industry,” said Daane. “His finance and international experience will be of great value to Altera as we continue to grow internationally and increase market share.”

Pasek comes to Altera with an extensive finance background. Most recently at Sun, he served as vice president and corporate treasurer. He has also held a variety of vice president of finance positions at Sun, including worldwide field finance, worldwide manufacturing and U.S. field finance. Pasek holds a BS degree from San Jose State University and an MBA from Santa Clara University.

“Altera is a technology leader with a proven track record of operational excellence and customer service,” said Pasek. “I look forward to joining Altera’s strong leadership team and helping drive the company to even higher levels of performance.”

About Altera

Altera® programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera’s FPGA, CPLD and ASIC devices at www.altera.com. Follow Altera via Facebook, RSS and Twitter.

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Altera, the Altera logo, and all other words that are identified as trademarks are, unless noted otherwise, Registered, U.S. Patent and Trademark Office, and the trademarks of Altera Corporation in the U.S. and other countries. All other product or service names are the property of their respective holders.

Forward Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, “anticipates”, or other words that imply or predict a future state. Forward-looking statements include projections about market share growth. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, market acceptance of the company’s products, the rate of growth of the company’s new products, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission (SEC) from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.